                                                                    EXHIBIT 99.1

                                                 NEWS

For Immediate Release

                                  COMPANY CONTACTS:

                                  IRA COTLER (CORRECTIONAL SERVICES CORPORATION) EXECUTIVE VICE PRESIDENT-FINANCE

                                  (941) 953-9199

                                  MARK DEMILIO (YOUTH SERVICES INTERNATIONAL)
                                  CHIEF FINANCIAL OFFICER

                                  (410) 356-8600

MARCH 2, 1999

                        CORRECTIONAL SERVICES CORPORATION
                        AND YOUTH SERVICES INTERNATIONAL
                               ADJUST MERGER TERMS

       Sarasota, Florida and Owings Mills, Maryland-- Correctional Services Corporation ("CSC") (NASDAQ NMS:CSCQ) and Youth Services International, Inc. ("YSI") (NASDAQ NMS: YSII) announced today the terms of the previously announced merger will be adjusted. Youth Services shareholders will now receive .275 shares of Correctional Services stock for each share of Youth Services' stock, rather than the .375 previously announced. The Board of Directors of each company has approved the adjusted terms and unanimously recommends its approval to its shareholders.

       Although Youth Services has been generating increasing revenues and population levels, the companies agreed to reduce the exchange ratio to reflect reductions in Youth Services' operating margins.

       "Since the signing of the Merger Agreement, we have been working with Youth Services' management and certain clients to explore growth opportunities and areas for margin improvement", stated James F. Slattery, CEO and President of Correctional Services. "However, in light of Youth Services' reduced operating margins and recent balance sheet adjustments, we felt compelled to reevaluate the deal's terms for all shareholders. CSC has developed a detailed integration plan that addresses these issues and achieves our synergy goals, which we are ready to implement as soon as the transaction is completed."

       Correctional Services Corporation is a leading developer and manager of privatized correctional and detention facilities in the United States. The Company provides a diverse range of Adult and Juvenile programs and services to local, state, and federal governmental agencies. The Company has 37 contracts to manage facilities in twelve (12) states and Puerto Rico with an aggregate of 9,790 beds.

       YSI currently operates 27 residential juvenile justice facilities and conducts non-residential programs in a total of thirteen (13) states serving a total of approximately 3,200 youth.

          SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

This press release contains forward-looking statements involving various risks and uncertainties. There can be no assurance that the merger will be consummated. Even if consummated, actual results, including the level of earnings of both CSC and YSI, and the success of the proposed merger, could differ materially from those projected due to factors which may include difficulties in the assimilation of operations, diversification of management's attention from other business concerns, other acquisition risks, population fluctuations, market and industry conditions, government funding and availability of financing. These and other risk factors are outlined in the reports filed by the Company with the Securities and Exchange Commission.